EXHIBIT 99.1

United-Guardian Reports Third Quarter Financial Results

HAUPPAUGE, N.Y., Nov. 10, 2020 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) today reported net income of $717,532 ($0.16 per share) on net sales of $2,336,360 for the quarter ended September 30, 2020, compared with net income of $1,069,871 ($0.23 per share) on sales of $3,317,370 for last year’s third quarter. For the first nine months of 2020, the company reported net income of $2,694,450 ($0.59 per share) on sales of $8,613,918, compared with net income of $3,371,375 ($0.73 per share) on sales of $9,777,086 for the corresponding period in 2019.

Ken Globus, President of United-Guardian, stated, “As we anticipated, sales and earnings for the third quarter were impacted by the coronavirus pandemic to a greater degree than they were in the first and second quarters, which we believe was primarily due to the overall global decrease in consumer demand for personal care products. In addition to manufacturers cutting back on production, the coronavirus also caused the temporary closing of many manufacturing facilities, all of which reduced the need for our products and resulted in many distributors holding excess inventory that has to be worked off.”

“On a positive note, demand for our pharmaceutical products increased by 9% and 15% for the three and nine months, respectively, continuing the trend we have seen this year. With the coronavirus pandemic not yet under control in the U.S. and abroad, we are anticipating that the reduced demand for our cosmetic ingredients, especially in China, will continue until at least the end of the year, possibly longer, depending on how long it takes for the global economies to recover. Until then, we will continue to work closely with our marketing partners to reduce the inventory overstock situation, and to increase our sales by continuing to introduce new cosmetic ingredients and aggressively promote our current products.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:
Ken Globus
Investor Relations
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

STATEMENTS OF INCOME*
FOR THE
THREE AND NINE MONTHS ENDED
SEPTEMBER 30,
2020 and 2019
(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2020	2019	2020	2019

Net Sales	$2,336,360	$3,317,370	$8,613,918	$9,777,086

Costs and expenses:
Cost of sales	974,763	1,386,948	3,634,528	4,142,616
Operating expenses	493,204	544,176	1,520,114	1,593,232
Research and development	114,836	104,800	331,134	297,304
Total costs and expenses	1,582,803	2,035,924	5,485,776	6,033,152
Income from operations	753,557	1,281,446	3,128,142	3,743,934

Other Income:
Investment income	38,932	47,320	131,318	141,428
Net gain on marketable securities	113,248	25,499	143,832	369,542
Total other income	152,180	72,819	275,150	510,970
Income before provision for income taxes	905,737	1,354,265	3,403,292	4,254,904

Provision for income taxes	188,205	284,394	708,842	883,529
Net Income	$717,532	$1,069,871	$2,694,450	$3,371,375

Earnings per common share (Basic and Diluted)	$0.16	$0.23	$0.59	$0.73

Weighted average shares – basic and diluted	4,594,319	4,594,319	4,594,319	4,594,319

* Additional financial information can be found at the company’s web site at www.u-g.com.